AGREEMENT AND PLAN OF MERGER

                                  by and among

                       UNITED ASSET MANAGEMENT CORPORATION

                           OM ACQUISITION CORPORATION

                                       and

                                 OLD MUTUAL PLC






                            Dated as of June 16, 2000

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                                TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

RECITALS    .................................................................1

                                    ARTICLE I
                                    THE OFFER

Section 1.1.  The Offer.......................................................2
Section 1.2.  Actions by Parent and Purchaser.................................3
Section 1.3.  Company Actions.................................................3
Section 1.4.  Adjustment to Offer Price.......................................5

                                   ARTICLE II
                                   THE MERGER

Section 2.1.  The Merger......................................................6
Section 2.2.  Effective Time..................................................6
Section 2.3.  Effects of the Merger...........................................6
Section 2.4.  Certificate of Incorporation and By-Laws of the Surviving
              Corporation.....................................................6
Section 2.5.  Directors.......................................................7
Section 2.6.  Officers........................................................7
Section 2.7.  Conversion of Common Shares.....................................7
Section 2.8.  Conversion of Purchaser Common Stock............................7
Section 2.9.  Options; Stock Plans............................................7
Section 2.10. Stockholders' Meeting...........................................8
Section 2.11. Merger without Meeting of Stockholders..........................9

                                   ARTICLE III
                  DISSENTING SHARES; PAYMENT FOR COMMON SHARES

Section 3.1.  Dissenting Shares...............................................9
Section 3.2.  Payment for Common Shares.......................................9

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.1.  Representations and Warranties of the Company...................11
              (a)   Organization, Good Standing and Qualification.............11
              (b)   Capital Structure.........................................12
              (c)   Corporate Authority; Approval and Fairness................13
              (d)   Governmental Filings; No Violations.......................13
              (e)   Company Reports; Financial Statements; Undisclosed
                    Liabilities...............................................14
              (f)   Absence of Certain Changes................................15
              (g)   Proxy Statement; Offer Documents..........................15
              (h)   Litigation and Liabilities................................15
              (i)   Employee Benefits.........................................16

              (j)   Labor Matters Representation..............................17
              (k)   Compliance with Applicable Laws; Permits..................18
              (l)   Takeover Statutes.........................................20
              (m)   Taxes.....................................................20
              (n)   Intellectual Property.....................................21
              (o)   Brokers and Finders.......................................22
              (p)   Material Contracts........................................22
              (q)   Investment Contracts, Funds and Clients...................22
              (r)   Affiliate Transactions....................................26
              (s)   Insurance.................................................27
Section 4.2.  Representations and Warranties of Parent and Purchaser..........27
              (a)   Organization, Good Standing and Qualification.............27
              (b)   Purchaser.................................................27
              (c)   Corporate Authority; Approval.............................27
              (d)   Financing.................................................28
              (e)   Governmental Filings; No Violations.......................28
              (f)   Proxy Statement; Schedule 14D-9...........................29
              (g)   Brokers and Finders.......................................29

                                    ARTICLE V
                                    COVENANTS

Section 5.1.  Company Interim Operations......................................29
Section 5.2.  Parent Interim Operations.......................................31
Section 5.3.  Acquisition Proposals...........................................31
Section 5.4.  Information Supplied............................................33
Section 5.5.  Filings; Other Actions; Notification............................34
Section 5.6.  Access..........................................................34
Section 5.7.  Stock Exchange De-listing.......................................35
Section 5.8.  Publicity.......................................................35
Section 5.9.  Benefits........................................................35
              (a)   Options...................................................35
              (b)   Employee Benefits.........................................36
Section 5.10. Expenses........................................................37
Section 5.11. Indemnification; Directors' and Officers' Insurance.............37
Section 5.12. Takeover Statute................................................38
Section 5.13. Compliance with 1940 Act Section 15; Client Consents............38
Section 5.14. Qualification of the Fund Clients; Fund Client Boards...........40
Section 5.15. Exemption from Liability Under Section 16(b)....................40
Section 5.16. Transfer Taxes..................................................40
Section 5.17. Interim Directors...............................................40
Section 5.18. Aggregate Client Revenue as of May 31, 2000.....................41



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                                   ARTICLE VI
                                   CONDITIONS

Section 6.1.  Conditions to Each Party's Obligation to Effect the Merger......41
              (a)   Stockholder Approval......................................41
              (b)   Antitrust.................................................41
              (c)   Injunction or Restraint...................................41
              (d)   Offer.....................................................41
Section 6.2   Frustration of Closing Conditions...............................41

                                   ARTICLE VII
                                   TERMINATION

Section 7.1.  Termination by Mutual Consent...................................42
Section 7.2.  Termination by Either Parent or the Company.....................42
Section 7.3.  Effect of Termination and Abandonment...........................44
Section 7.4.  Procedure for Termination, Amendment, Extension or Waiver.......45

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1.  Survival........................................................45
Section 8.2.  Modification or Amendment.......................................45
Section 8.3.  Waiver of Conditions............................................45
Section 8.4.  Counterparts....................................................46
Section 8.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...................46
Section 8.6.  Notices.........................................................47
Section 8.7.  Entire Agreement; No Other Representations......................47
Section 8.8.  No Third Party Beneficiaries....................................48
Section 8.9.  Obligations of Parent and of the Company........................48
Section 8.10. Severability....................................................48
Section 8.11. Interpretation..................................................48
Section 8.12. Assignment......................................................48


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                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of June 16, 2000, by and among United Asset Management Corp., a Delaware corporation (the "COMPANY"), Old Mutual plc, a public limited company incorporated in England and Wales ("PARENT"), and OM Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER").

                                    RECITALS

            WHEREAS, it is proposed that Purchaser acquire all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "COMMON SHARES"), other than Common Shares beneficially owned by Parent or Purchaser (references to Parent shall, where the context so requires, be deemed to refer to Purchaser as well);

            WHEREAS, it is proposed that Purchaser will make a cash tender offer (the "OFFER") in compliance with Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT") to acquire all the issued and outstanding Common Shares, other than Common Shares beneficially owned by Parent or Purchaser, for $25 per Common Share (the "BASE OFFER PRICE", and, such amount, as it may be adjusted in accordance with Section 1.4 hereof, or any greater amount per share paid pursuant to the Offer, the "OFFER PRICE"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and Annex I hereto; and that the Offer will be followed by the merger (the "MERGER") of Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the Delaware General Corporation Law ("DGCL"), pursuant to which each issued and outstanding Common Share not beneficially owned by Parent will be converted into the right to receive the Offer Price upon the terms and subject to the conditions provided herein and in Annex I hereto;

            WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

            WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has received the oral opinion of Goldman, Sachs & Co. (the "FINANCIAL ADVISOR"), and which oral opinion will be promptly confirmed in writing, to the effect that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the Offer Price to be received by the holders of the Common Shares in the Offer and the Merger is fair from a financial point of view to such holders (the "FAIRNESS OPINION"); and

            WHEREAS, the Company Board has unanimously approved this Agreement and the Offer, determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and adopted the plan of merger set forth herein;

            WHEREAS, the Boards of Directors of Parent and Purchaser have approved this Agreement and the Offer, determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Parent and Purchaser and adopted the plan of merger set forth herein;

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

            Section 1.1.    THE OFFER.

            (a) Provided that this Agreement shall not have been terminated in accordance with Article VII and subject to the conditions set forth in Annex I hereto (the "TENDER OFFER CONDITIONS"),, not later than 30 calendar days following the date hereof, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all outstanding Common Shares at the Offer Price. The obligation of Purchaser to accept for payment any Common Shares tendered pursuant to the Offer will be subject only to the satisfaction of the Tender Offer Conditions. The initial scheduled expiration date of the Offer shall be the 20th business day following the date of commencement of the Offer (determined using Rule 14d-2 under the Exchange Act).

            (b) Purchaser expressly reserves the right to waive any Tender Offer Condition, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer. Notwithstanding the foregoing, without the prior written consent of the Company, Purchaser shall not (i) impose conditions to the Offer in addition to the Tender Offer Conditions, (ii) modify or amend the Tender Offer Conditions or any other term of the Offer in a manner adverse to the holders of Common Shares, (iii) reduce the number of Common Shares subject to the Offer, (iv) reduce the Minimum Tender Condition (as defined in Annex I), (v) reduce the Offer Price, (vi) except as provided in the following sentence, extend the Offer if all of the Tender Offer Conditions are satisfied or waived, or (vii) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Purchaser may, in accordance with Applicable Law, and without the consent of the Company, extend the Offer at any time, and from time to time, (i) beyond the initial scheduled expiration date or any subsequent scheduled expiration of the Offer if, at such scheduled expiration of the Offer, any of the Tender Offer Conditions shall not be satisfied or, to the extent permitted by this Agreement, waived (and, so long as this Agreement is in effect, the Offer has been commenced and the Tender Offer Conditions have not been satisfied or waived, Purchaser shall, and Parent shall cause Purchaser to, cause the Offer not to expire, and shall extend the Offer from time to time until the Termination Date (as defined in Section 7.2(a)(i)), subject, however, to Purchaser's and Parent's rights of termination under this Agreement) or (ii) for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Unless otherwise agreed by the Purchaser and the Company, any extension of the Offer pursuant to the preceding sentence or clause (i) of the second preceding sentence of this Section 1.1(b) shall not exceed the lesser of five business days or such fewer number of days that Purchaser reasonably believes are necessary to cause the Tender Offer Conditions to be satisfied. Purchaser may in addition, provided that doing so shall not require any extension of what would otherwise be the final expiration date of the Offer, provide a "subsequent offering period" (as contemplated by Rule 14d-11


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

under the Exchange Act) of not less than three business days and not more than ten business days following its acceptance for payment of Common Shares in the Offer. Parent and Purchaser shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Purchaser shall, and Parent shall cause Purchaser to, pay for any and all Common Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer within two business days following acceptance for payment of any and all such Common Shares pursuant to the Offer.

         Section 1.2.  ACTIONS BY PARENT AND PURCHASER.

         (a) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO, including all exhibits thereto (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer, the Merger and the other transactions contemplated hereby. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements or amendments thereto, collectively, the "OFFER DOCUMENTS").

         (b) Parent and Purchaser represent that the Offer Documents shall comply in all material respects with the requirements of applicable federal securities laws, including the Exchange Act, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of Parent and Purchaser agrees to correct promptly, and the Company agrees to notify Parent promptly as to, any information provided by it for use in the Offer Documents, if and to the extent such information shall have become false or misleading in any material respect, and each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to all of the holders of Common Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser agree to provide the Company and its counsel in writing any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Purchaser shall use their respective reasonable best efforts to respond to such comments promptly and shall provide the Company copies of any written responses and telephonic notification of any oral responses by Parent, Purchaser or their counsel.

          Section 1.3.  COMPANY ACTIONS.

          (a) The Company shall file with the SEC and mail to the holders of Common Shares, on the date of the filing by Parent and Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") reflecting the recommendation of the Company Board that holders of Common Shares tender their Common Shares pursuant to the Offer, and shall dis-


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

seminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents that the Company Board, at a meeting duly called and held, has (i) determined by unanimous vote of its directors, that the Offer and the Merger are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Offer and this Agreement and the transactions contemplated hereby in accordance with the DGCL, (iii) resolved to recommend acceptance of the Offer and approval of this Agreement by the Company's stockholders, and (iv) taken all action, if any, necessary to render Section 203 of the DGCL inapplicable to the Offer and the Merger; PROVIDED, HOWEVER, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith, after consultation with outside counsel, that such action is required in the exercise of the Company Board's fiduciary duties under Applicable Law. The Company further represents that, prior to the execution hereof, the Financial Advisor has delivered to the Company Board the Fairness Opinion. The Company further represents and warrants that it has been authorized by the Financial Advisor to reproduce the written Fairness Opinion in full (and only in full), and may also include references to the Fairness Opinion and to the Financial Advisor and its relationship with the Company (in each case in form and substance as the Financial Advisor shall reasonably approve in advance), in any statement on Schedule 14D-9 or proxy statement relating to the transactions contemplated hereby that the Company is required to file or distribute to its stockholders under the Exchange Act or other Applicable Law. The Company further represents that it will file such other documentation and take such other actions as are required by Applicable Law to effect the purposes of this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board described in this Section 1.3(a).

           (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws, and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Common Shares, in each case, as and to the extent required by applicable federal securities laws. The Company agrees to provide Parent and its counsel in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall use its reasonable best efforts to respond to such comments promptly and shall provide Parent copies of any written responses and telephonic notification of any oral responses by the Company or its counsel.

          (c) In connection with the Offer, the Company will promptly, or shall cause its transfer agent to promptly, furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing containing the names and addresses of the record holders of Common Shares as of the most recent practicable date and shall furnish Purchaser with such additional information (including, but not limited to, updated lists of


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holders of Common Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders. Subject to the requirements of Applicable Law, and except for such steps as are appropriate to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent, Purchaser and their affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

          Section 1.4.  ADJUSTMENT TO OFFER PRICE.

          (a) If Aggregate Client Revenue (as defined in Annex I hereto) as of the most recent calendar month-end prior to the acceptance by Purchaser of Common Shares for payment pursuant to the Offer (the "LAST MONTH-END") (such amount of Aggregate Client Revenue as of the Last Month-End being hereinafter referred to as the "LME AMOUNT") is less than the Requisite Revenue Percentage and greater than 75% of Aggregate Client Revenue as of May 31, 2000, the Offer Price shall be equal to (x) the Base Offer Price multiplied by (y) a quotient, the numerator of which is the LME amount plus an amount equal to the product of
(A) a percentage equal to 100% less the Requisite Revenue Percentage multiplied by (B) Aggregate Client Revenue as of May 31, 2000, and the denominator of which is Aggregate Client Revenue as of May 31, 2000; provided that if (1) the LME Amount is less than (2) an amount equal to the product of the Requisite Revenue Percentage multiplied by Aggregate Client Revenue as of May 31, 2000 (the "REQUISITE AMOUNT") by an amount that is more than 5% of Aggregate Client Revenue as of May 31, 2000 (such shortfall in excess of Aggregate Client Revenue as of May 31, 2000, expressed as a percentage of Aggregate Client Revenue as of May 31, 2000, the "ADDITIONAL REVENUE SHORTFALL"), the Offer Price shall also be reduced by an additional amount equal to (x) the Base Offer Price multiplied by
(y) the Additional Revenue Shortfall. For the avoidance of doubt, the effect of the foregoing sentence shall be to reduce the Base Offer Price by 1% for every 1% (measured with respect to Aggregate Client Revenue as of May 31, 2000) by which the LME Amount is less than the Requisite Amount for the first 5% (measured with respect to Aggregate Client Revenue as of May 31, 2000) shortfall of the LME Amount from the Requisite Amount, and 2% for every 1% (measured with respect to Aggregate Client Revenue as of May 31, 2000) by which the LME Amount is less than the Requisite Amount for any shortfall of the LME Amount from the Requisite Amount in excess of the first 5% (measured with respect to Aggregate Client Revenue as of May 31, 2000).) Notwithstanding the foregoing, if, as of the Last Month-End, Fund Approval and Client Consent (each as defined below) are obtained from Clients (as defined below) the Aggregate Client Revenue of which accounts together represent the Requisite Amount, the Offer Price shall be equal to the Base Offer Price. If the LME Amount is less than 75% of Aggregate Client Revenue as of May 31, 2000 and Purchaser waives the conditions set forth in paragraph (b) of Annex I, the Offer Price shall be adjusted as if the LME Amount were equal to 75% of Aggregate Client Revenue as of May 31, 2000. For the purposes of this Agreement, the "REQUISITE REVENUE PERCENTAGE" shall be equal to
(x) 90% less (y) the product of 1.5% times the number of calendar month-ends between the date hereof and the Last Month-End, including the Last Month-End (so that, for instance, if the Last Month-End shall be August 31, 2000, the Requisite Revenue Percentage would be 85.5%).


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          (b)  In addition, the Offer Price shall also be subject to reduction by an amount equal to a quotient equal to one-half of Special Costs (as defined in Section 1.5 of the Company Disclosure Letter) divided by the total number of outstanding Common Shares (determined on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into Common Shares).

                                   ARTICLE II

                                   THE MERGER

          Section 2.1. THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time (as defined below) Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

         Section 2.2. EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Company and Purchaser shall cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed, verified and filed with, and delivered to, in the manner required by the DGCL, the Secretary of State of the State of Delaware, and the parties shall take such other and further actions as may be required by Applicable Law to make the Merger effective. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as specified in the Certificate of Merger (the "EFFECTIVE TIME"). Prior to the filing referred to in this Section 2.2, the closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

         Section 2.3. EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.4. CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION. (a) The certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and Applicable Law, except that Article I of the certificate of incorporation of the Surviving Corporation shall read until thereafter amended: "The name of the corporation (the "CORPORATION") is: United Asset Management Corporation."

        (b) The by-laws of Purchaser in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with the provisions thereof, the articles of incorporation and Applicable Law.


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

        Section 2.5. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.

        Section 2.6. OFFICERS. The officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the Surviving Corporation.

        Section 2.7. CONVERSION OF COMMON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Common Shares held by Parent, Purchaser, any direct or indirect wholly owned Subsidiary of Parent or Purchaser (the "PARENT SHARES"), or by any wholly owned Subsidiary of the Company, which Common Shares shall remain outstanding, and (ii) Dissenting Shares (as defined herein)), shall by virtue of the Merger be cancelled and retired and shall be converted into the right to receive pursuant to Section 3.2 the Offer Price, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share or any replacement certificates representing such Common Shares as may be obtained from the transfer agent of the Company.

        Section 2.8. CONVERSION OF PURCHASER COMMON STOCK. Purchaser has outstanding 10 shares of common stock, par value $0.01 per share, all of which shares are entitled to vote with respect to approval and adoption of this Agreement. At the Effective Time, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         Section 2.9. OPTIONS; STOCK PLANS.

        (a) Prior to the acceptance for payment of Common Shares in the Offer, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding Company Options heretofore granted under any Stock Plan (as defined below) and Stand-Alone Option Plans (as defined below). Such cancellation shall occur without any payment therefor except as provided in Section 5.9.

        (b) The Company shall take all actions necessary to provide that, effective as of the Effective Time, (i) the Option Plan and the Stand-Alone Option Plans shall be terminated, (ii) the provisions in the Deferral Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be deleted, and (iii) no holder of Company Options or Warrants (as defined below) will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Option or Warrant.

          Section 2.10.  STOCKHOLDERS' MEETING.

          (a) If required by Applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with Applicable Law, and provided that this Agreement shall not have been terminated:

                (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING") to be held as soon as practicable following the acceptance for payment of Common Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                (ii) together with Parent, prepare and file with the SEC a preliminary proxy statement soliciting Company stockholder approval of the Merger and this Agreement, and use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with each other, to respond as soon as practicable to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "PROXY STATEMENT"), which the parties agree shall comply as to form in all material respects with all Applicable Law, to be mailed to its stockholders at the earliest practicable date following expiration or termination of the Offer; and

                (iii) include in the Proxy Statement (x) the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and of this Agreement (except as set forth in the proviso to Section 1.3(a)) and (y) the Fairness Opinion in accordance with the provisions of Section 1.3(a).

          (b) Parent agrees that it will vote, or cause to be voted, all Common Shares then owned by it, Purchaser or any of Parent's other Subsidiaries in favor of the approval of the Merger and of this Agreement.

          (c) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of each such occurrence and cooperate in the filing with the SEC and/or mailing to the Company stockholders of such amendment or supplement. Each of the parties agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information pertaining to one of the parties or, to such party's knowledge, any of its affiliates or its officers or directors, contained in or omitted from the Proxy Statement makes statements contained therein materially false or misleading, such party shall promptly so advise the other parties and provide such other parties with the information necessary to make the statements contained therein not false or misleading. In the event of such advice being given pursuant to the preceding sentence, the Company and Parent shall cooperate to file promptly with the SEC (after reasonable opportunity for Parent and the Company to review and comment thereon) any required amendments or supplements to the Proxy Statement and, to the extent required by Applicable Law, disseminate such amendments or supplements to the Company stockholders.

        Section 2.11.  MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding
Section 2.10, in the event that Purchaser shall acquire pursuant to the Offer such number of Common Shares which, when aggregated with the number of Common Shares otherwise beneficially owned by Parent, represents 90% of the total number of outstanding Common Shares on the date of, and after giving effect to, such acquisition, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of Common Shares by Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                 ARTICLE III

                  DISSENTING SHARES; PAYMENT FOR COMMON SHARES

        Section 3.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for approval and adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall be entitled to and who shall have demanded properly in writing appraisal for such Common Shares in accordance with Section 262 of the DGCL ("DISSENTING SHARES"), shall not be converted into the right to receive the Offer Price at or after the Effective Time unless and until the holder of such Common Shares fails to perfect, withdraws or otherwise loses such holder's right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Common Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Offer Price, without interest thereon. The Company shall give Parent prompt notice of any written demands for appraisal received by the Company and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle or settle, or otherwise negotiate, any such demands.

        Section 3.2.   PAYMENT FOR COMMON SHARES.

        (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "PAYING AGENT") in effecting the payment of the Offer Price in respect of certificates that, immediately prior to the Effective Time, represent Common Shares (the "CERTIFICATES") entitled to payment of the Offer Price pursuant to
Section 2.7. At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, in trust, upon terms (including as to the release of such funds to holders of Common Shares upon consummation of the Merger) reasonably acceptable to the Company, with the Paying Agent the aggregate Offer Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.7.

        (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Offer Price in respect thereof. Upon the surrender of each such Certificate, together with a duly executed letter of transmittal and any other required documents, the Paying Agent shall, as soon as practicable, pay the holder of such Certificate an amount equal to the product of (x) the Offer Price multiplied by (y) the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Common Shares held by Parent or Purchaser, any wholly owned Subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly owned Subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Offer Price relating thereto. No interest or dividends shall be paid or accrued on the Offer Price. If the Offer Price (or any portion thereof) is to be delivered to any individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company, Governmental Entity (as defined in Section 4.1) or other legal entity (each, a "PERSON"), other than the Person in whose name the Certificate surrendered is registered, it shall be a condition to such right to receive such Offer Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer, that the signatures on the Certificate shall be properly guaranteed, and that the Person surrendering such Common Shares shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Offer Price to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not applicable. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall be required to pay the full Offer Price in respect of any Common Shares represented by such Certificate; however, Parent may require the owner of such lost, stolen or destroyed Certificate to execute and deliver to the Paying Agent a form of affidavit claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to Parent, and the posting by such owner of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against Parent or the Paying Agent.

        (c) Promptly following the date which is 120 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Applicable Law) receive in consideration therefor the aggregate Offer Price relating thereto, without any interest or dividends thereon, except as required under Applicable Law. Notwithstanding the foregoing, none of Parent, Purchaser, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity, the cash payment in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

        (d) Immediately prior to the Effective Time, the stock transfer books of the Company shall be closed, and, after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Offer Price relating thereto, as provided in this
Article III.

        (e) From and after the Effective Time, the holders of Certificates evidencing ownership of Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares except as otherwise provided herein or by Applicable Law. Such holders shall have no rights, after the Effective Time, with respect to such Common Shares except to surrender such Certificates in exchange for the Offer Price pursuant to this Agreement or to perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Section 262 of the DGCL.

        (f) Each of Parent, Purchaser, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and any successor thereto (the "CODE") and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Surviving Corporation, Purchaser or Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made by Parent, Surviving Corporation, Purchaser or Paying Agent, as the case may be.

                                    ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        Section 4.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent that (it being understood that the words "to the Knowledge of the Company" or "the Company's Knowledge" and any words of similar import shall mean the actual knowledge of the persons whose names are set forth in Section 4.1(a) of the Company Disclosure Letter):

        (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company's and its material Subsidiaries' (including all active, directly owned, domestic Subsidiaries') charters and bylaws, each as amended to date. The Company's and its material Subsidiaries' charters and bylaws made available are in full force and effect. Section 4.1(a) of the Company Disclosure Letter contains, as qualified therein, a correct and complete list of all Subsidiaries of the Company.

            As used in this Agreement, the term (x) "SUBSIDIARY" means, with respect to the Company or Parent, as the case may be, any Person (other than pooled investment vehicles that constitute Exempt Fund Clients), of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions, or a general partner interest or managing membership interest, is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (y) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, operations, properties, business or results of operations of the Company and its Subsidiaries taken as a whole (other than any change or effect arising out of (A) a decline or deterioration in the economy or the capital markets in general or the markets in which the Company and its Subsidiaries operate, or (B) this Agreement or the transactions contemplated hereby or the announcement thereof) or an effect which is reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or to carry on the business of the Company and its Subsidiaries, taken as a whole, substantially in the same manner as currently conducted.

        (b) CAPITAL STRUCTURE. The authorized stock of the Company consists of 200,000,000 Common Shares, of which 56,525,502 Common Shares were outstanding as of the close of business on June 15, 2000, and 5,000,000 shares of preferred stock, par value $1.00 per share, of which none were outstanding as of the date hereof. All of the outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Common Shares except that, as of June 15, 2000, there were 16,924,597 Common Shares reserved for issuance pursuant to the United Asset Management Corporation Second Amended and Restated 1994 Stock Option Plan (the "OPTION PLAN)", the United Asset Management Corporation Stock Option Deferral Plan and the United Asset Management Corporation Deferred Compensation Plan (such two plans, the "DEFERRAL PLANS") and the Stand-Alone Option Plans (the "STAND-ALONE OPTION PLANS") identified in Section 4.1(b) of the Company Disclosure Letter (the Stand-Alone Option Plans, together with the Option Plan and the Deferral Plans, the "STOCK PLANS"), and except for shares issuable pursuant to outstanding warrants (the "WARRANTS"). Section 4.1(b) of the Company Disclosure Letter contains a correct and complete list of the Warrants, each outstanding option to purchase Common Shares under the Stock Plans (each a "COMPANY OPTION"), including the holder, date of grant, exercise price and number of Common Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no Common Shares authorized, re-served, issued or outstanding and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, registration rights, convertible securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest of the Company or any of its Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter ("VOTING DEBT").

        (c)  CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

             (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of the Merger by the holders of a majority of the outstanding Common Shares entitled to vote on the matter (the "COMPANY REQUISITE VOTE"), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

             (ii) The Board of Directors of the Company (A) has duly adopted the plan of merger set forth herein and approved this Agreement and the other transactions contemplated hereby, (B) has declared that the Merger and this Agreement and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, and (C) has received the Fairness Opinion.

        (d)  GOVERNMENTAL FILINGS; NO VIOLATIONS.

             (i) Other than the filings and/or notices (A) pursuant to Section
     2.2 or as set forth in Section 4.1(d) of the Company Disclosure Letter,
     (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Exchange Act, the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Investment Company Act of 1940 (the "1940 ACT"), the Investment Advisers Act of 1940, as amended (the "ADVISERS ACT") and the Change in Bank Control Act, as amended (the "BANK CONTROL ACT"), (C) to comply with state banking or securities or "blue-sky" laws, and (D) required to be made with the NYSE, the National Association of Securities Dealers, Inc. ("NASD") and other applicable self-regulatory organizations, no filings, reports or notices are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

              (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation, whether written or oral ("CONTRACTS" and individually, a "CONTRACT"), binding upon the Company or any of its Subsidiaries (provided, as to consummation, the filings, reports and notices are made, and approvals are obtained, as referred to in Section 4.1(d)(i)) or any Applicable Law or governmental or non-governmental permit, registration, authorization or license to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Section 4.1(d) of the Company Disclosure Letter sets forth a correct and complete list of all Material Contracts (as defined below) of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

        (e)  COMPANY REPORTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

        (i) The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "AUDIT DATE," and such report on Form 10-K, the "COMPANY 1999 10-K") in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed with the SEC subsequent to the date hereof, the "COMPANY REPORTS"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with accounting principles generally accepted in the United States ("U.S.

     GAAP") consistently applied during the periods involved, except as may be noted therein.

              (ii) Except for those liabilities that are disclosed in the Company Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

        (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and there has not been (i) any change in the financial condition, operations, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, except for such damage, destruction or other casualty loss which, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect;
(iii) any change by the Company in Tax or accounting principles, practices or methods other than as required by U.S. GAAP or Applicable Law or as disclosed in the Company Reports filed prior to the date hereof; or (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, other than regular quarterly cash dividends paid by the Company not in excess of $0.20 per Common Share. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that would become payable by the Company to officers or key employees of the Company or any of its Subsidiaries or any amendment of any of the Compensation and Benefit Plans (as defined in Section 4.1(i)) other than increases or amendments in the ordinary course consistent with past practice.

         (g) PROXY STATEMENT; OFFER DOCUMENTS. The Proxy Statement will comply in all material respects with the Securities Act and the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent for inclusion in the Proxy Statement. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 are filed with the SEC and are first published or sent or given to holders of Common Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (h) LITIGATION AND LIABILITIES. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or (ii) obligations or li-abilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the Company has Knowledge that is reasonably likely to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (i)   EMPLOYEE BENEFITS.

               (i) A copy of each material bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, or agreement that covers employees, directors, former employees or former directors of the Company or any of its Subsidiaries with respect to service for the Company or any of its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of any such Compensation and Benefit Plan has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 4.1(i) of the Company Disclosure Letter.

             (ii) All Compensation and Benefit Plans are in substantial compliance with all Applicable Law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any regulations and rules promulgated thereunder and any applicable foreign law. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and to the Knowledge of the Company, there are no existing circumstances that are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of the Company, threatened legal action, suit, claim or governmental investigation relating to any of the Compensation and Benefit Plans, other than claims for benefits in the ordinary course. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would be reasonably likely to subject the Company or any of its Subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

              (iii) None of the Compensation and Benefit Plans is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates (as defined below) has, at any time during the last six years, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"); and (iii) none of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. "ERISA AFFILIATE" means, with respect to the Company or any of its Subsidiaries, any entity, trade or business, that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section

     4001(b)(1) of ERISA that includes the Company or such Subsidiary, or that is a member of the same "controlled group" as the Company or such Subsidiary pursuant to Section 4001(a)(14) of ERISA.

              (iv) All material contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been made or have been reflected on the Company's or the appropriate Subsidiary's most recent financial statements.

               (v) Neither the Company nor any of its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, other than benefits mandated under Section 4980B of the Code or by other Applicable Law, or pursuant to individual agreements.

              (vi) The consummation of the Merger and the other transactions contemplated by this Agreement (including as a result of any termination of employment in connection therewith) will not (A) entitle any employee, consultant or director of the Company or any of its Subsidiaries to any payment (including severance pay or similar compensation) or any increase in compensation, (B) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, or (C) result in any payment becoming due by Parent, Purchaser, the Company or any of its Subsidiaries that would be subject to Sections 162(m), 280G or 4999 of the Code.

              (vii) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided, made available, or will make available upon request, to Parent, true and complete copies of existing:
     (A) the most recent Form 5500 filed with the IRS; (B) the most recent financial statement; (C) the most recent summary plan description; and (D) the most recent determination letter issued by the IRS.

        (j) LABOR MATTERS REPRESENTATION. Except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

              (i) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries nor are any such employees represented by any labor organization. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company's Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries.

              (ii) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Com-pany's Knowledge, threatened in writing against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Company's Knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

             (iii) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Company's Knowledge, threatened which could be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or any of its Subsidiaries, of any individual.

             (iv) The Company and each of its Subsidiaries is in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.

             (v) There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company and each of its Subsidiaries within the six (6) months prior to this Agreement.

         (k) COMPLIANCE WITH APPLICABLE LAWS; PERMITS. Except in each case as is not, individually or in the aggregate, likely to have a Company Material Adverse Effect:

             (i) the businesses of each of the Company and its Subsidiaries have not been and are not being conducted in violation of any federal, state, local or foreign law, statute or ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity ("APPLICABLE LAWS");

            (ii) (A) the businesses of each of the Company and its Subsidiaries are in compliance with all requirements under Applicable Law for permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, authorizations, orders, consents and other authorizations and approvals of Governmental Entities that are required to permit the Company and its Subsidiaries to own or lease its properties and assets, and to conduct its business as presently conducted; and (B) all of the material permits, licenses, certificates of authority, orders and approvals of each of the Company and its Subsidiaries are in full force and effect and are current and, to the Company's Knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely;

            (iii) (A) the businesses of each of the Company and its Subsidiaries that are required to be licensed or registered as a broker/dealer, an investment adviser, a registered representative, a commodity trading advisor, commodity pool operator, futures commission merchant, trust company, or transfer agent (or in a similar capacity) with any Governmental Entity, are duly registered or licensed or, in the case of any officer or employee, in the process of being duly licensed or registered as such, and each such regis-tration or license is in full force and effect; and (B) each of the officers, employees and affiliates of each of Company and its Subsidiaries that is required to be registered or licensed as a broker/dealer, an investment adviser, a registered representative, an investment adviser representative, a commodity trading advisor, a commodity pool operator, a futures commission merchant, a trust company, a transfer agent or a sales person (or in a similar capacity) with any Governmental Entity, is duly registered or licensed or, in the case of any officer or employee, in the process of being duly registered or licensed as such, and each such registration or license is in full force and effect;

              (iv) none of the Company and its Subsidiaries have received, since January 1, 1998, any notification or communication in writing, from any Governmental Entity (A) threatening to revoke or condition the continuation of any material license, franchise, seat on any exchange, permit, or governmental authorization or (B) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated persons and entities generally);

              (v) to the Company's Knowledge, there are no pending or threatened investigations, examinations, audits, reviews or disciplinary proceedings by any Governmental Entity, other than investigations, examinations, audits and reviews conducted in the ordinary course of the business of the Company, any of its Subsidiaries or any director, managing director, officer or employee of the Company or any such Subsidiary;

              (vi) to the Company's Knowledge, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any Applicable Laws, and the Company has not received any written notice or communication of any material noncompliance with any such Applicable Law that has not been cured as of the date hereof;

              (vii) the Company and each of its Subsidiaries have adopted and implemented and have in place as of the date hereof compliance procedures designed to preclude it, its Subsidiaries, and the officers, directors, and employees of Company and its Subsidiaries from engaging in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, which would subject Company to liability, penalty or Taxes under Sections 409 or 502(i) of ERISA or Section 4975 of the Code in connection with any Compensation and Benefit Plan with respect to which Company or any of its Subsidiaries is a "party-in-interest" within the meaning of Section 3(14) of ERISA;

              (viii) each of the Company and its Subsidiaries have administered all accounts for which such Person acts as fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian or conservator, in substantial compliance with the terms of the governing documents and Applicable Law;

                (ix) except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees is subject to any cease and desist, censure or other disciplinary or similar order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, or is a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, any Governmental Entity with respect to the business of such person;

                (x) neither the Company nor any of its Subsidiaries is registered as, or is required to be registered as, an investment company under the 1940 Act; and

                (xi) each Form ADV filed by each of the Company and its Subsidiaries that is a registered investment adviser under the Advisers Act in its most recent form filed with the SEC, including any amendments thereto filed with the SEC, is complete and correct in all material respects and omits no material facts required to be stated therein.

          (l) TAKEOVER STATUTES. No restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (each a "TAKEOVER STATUTE") (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company's charter and bylaws is, or at the Effective Time will be, applicable to the Company, the Common Shares, the Offer, the Merger, or the other transactions contemplated by this Agreement.

          (m) TAXES. (i) The Company, each of its Subsidiaries, and any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member, (A) have or will have filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are or will be complete and accurate in all material respects; (B) except for Taxes properly and adequately reserved for on its financial statements in accordance with U.S. GAAP, have timely paid all Taxes due and payable by any of them and (C) have withheld from amounts owing to any employee, creditor or other person all Taxes required by Applicable Law to be withheld and have paid over to the proper governmental authority all such withheld amounts to the extent due and payable, except where the failure to file such Tax Returns or pay or withhold such Taxes or the failure of such Tax Returns to be complete and accurate in all material respects would not be reasonably likely to have a Company Material Adverse Effect;

            (ii) as of the date hereof, there are not pending or threatened in writing any audits, examinations, investigations, litigation, or other proceedings in respect of income Taxes of the Company or any Subsidiary;

            (iii) as of the date hereof, no deficiencies for any income Taxes have been proposed, asserted or assessed against the Company or any of the Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its Subsidiaries;

            (iv) as of the date hereof, no waivers or comparable consents of the time to assess any income Taxes are outstanding, and no power of attorney granted by the Company or any Subsidiary with respect to any income Taxes is currently in force;

            (v) as of the date hereof, none of the Company or its Subsidiaries has agreed to or is required to make any adjustments under Section 481(a) of the Code, or is a party to any

Tax allocation, Tax sharing agreement, any closing agreement or similar agreement with any Taxing authority in respect of income Taxes;

            (vi) except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and except for Fund Clients (as defined below) as to which the Company or any of its Subsidiaries is not the sponsor ("SUBADVISORY FUND CLIENTS"), to the best Knowledge of the
Company: (A) each Fund Client has elected to be treated as, and has qualified as, a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code; (B) each Fund Client has or will have timely filed all Tax Returns that it is required to file and all such filed Tax Returns are or will be complete and accurate in all material respects; (C) except for Taxes properly and adequately reserved for on its financial statements in accordance with U.S. GAAP, each Fund Client has timely paid all Taxes due and payable by it; (D) each Fund Client has complied with all required Tax information reporting requirements to which it is subject, (E) each Fund Client with variable insurance trust portfolios has complied with the diversification requirements of
Section 817 of the Code; (F) no Fund Client has been or is subject to the excise Tax imposed under Section 4982 of the Code; and (G) each Fund Client that is intended to be a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code, and is qualified to pay exempt interest dividends as defined therein.

            (vii) As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES", and "TAXABLE") includes all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         (n)  INTELLECTUAL PROPERTY.

              (i) Except as disclosed in Company Reports filed prior to the date hereof or as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect: to the Knowledge of the Company, there are no valid grounds for any bona fide claims (A) to the effect that the distribution, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret; (B) against the use by the Company or any of its Subsidiaries, of any Intellectual Property used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights or other trade secret material to the Company or any of its Subsidiaries; or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries.

              (ii) As used in this Agreement, the term (x) "INTELLECTUAL PROPERTY" means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials; (y) "THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS" means any third-party patents, trademarks, trade names, service marks and copyrights; and (z) "COMPANY INTELLECTUAL PROPERTY RIGHTS" means the patents, registered and material unregistered trademarks, trade names and service marks, registered copyrights, and any applications therefor owned by the Company or any of its Subsidiaries.

        (o) BROKERS AND FINDERS. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed the Financial Advisor as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

        (p) MATERIAL CONTRACTS. All of the Contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto are described in the Company Reports or filed as exhibits thereto, respectively, and are in full force and effect. The Company has previously made available to Parent true and correct copies of all agreements evidencing material indebtedness (other than intercompany indebtedness) of the Company or any of its Subsidiaries, in each case including all amendments thereto (together with the Contracts referred to in the first sentence of this paragraph (p) and any other material Contracts of the Company and its Subsidiaries, including all revenue sharing contracts, contracts of the Company to finance or otherwise support the operations of its Subsidiaries or compensate employees of its Subsidiaries, and all contracts for the acquisition of Subsidiaries, the "MATERIAL CONTRACTS"). Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract except for such breaches and defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

        (q)  INVESTMENT CONTRACTS, FUNDS AND CLIENTS.

             (i) Certain of the Company's Subsidiaries provide investment management, investment advisory and sub-advisory and certain other related services (each such Subsidiary, an "ADVISORY ENTITY"). Each Contract for such services is referred to herein as an "INVESTMENT CONTRACT"; each other party thereto or other Person with respect to which an Advisory Entity provides investment advice thereunder is referred herein to as a "CLIENT"; each Client that is registered as an investment company under the 1940 Act is referred to herein as a "FUND CLIENT"; and each Client that is an investment company but is exempt from registration under the 1940 Act by virtue of sections 3(c)(1) and 3(c)(7) of that Act is referred to herein as an "EXEMPT FUND CLIENT."

                (A) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, there does not exist under any Investment Contract any event or condition that, after notice or lapse of time or both, would constitute an event of default thereunder on the part of the Company or such Subsidiary, or, to the Knowledge of the Company, any other party thereto.

                (B) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each commodity trading advisor disclosure document provided by the Company or any of its Subsidiaries to any Client did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                (C) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, neither the Company, any of its Subsidiaries or, to the Company's Knowledge, any other person "associated" with the Company or any of its Subsidiaries (as defined under the Advisers Act), has been convicted of any crime or has been subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act during the five-year period immediately preceding the date hereof; and, to the Knowledge of Company, there is no basis for, or proceeding or investigation that could reasonably be expected to become the basis for, any such disqualification, denial, suspension or revocation.

          (ii)  FUND CLIENTS.

                (A) Except in the case of Subadvisory Fund Clients, each Fund Client is, and at all times required under the securities laws has been, duly registered with the SEC as an investment company under the 1940 Act; and each Fund Client, except for Subadvisory Fund Clients, and except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, is in compliance with (1) the Applicable Laws, regulations, rules or orders of the SEC, NASD, the IRS, and any other governmental agency or self-regulatory body having jurisdiction over such Fund Client or its distributor or investment adviser, (2) the Applicable Laws of any state in which such Fund Client is registered, qualified, or sold, and (3) the terms and conditions of its Prospectus and Statement of Additional Information.

                (B)(1) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Investment Contract in effect on the date hereof between the Company or any of its Subsidiaries and a Fund Client or any other investment company registered under the 1940 Act and any subsequent renewal has been duly authorized, executed and delivered by the Company or such Subsidiary, as the case may be, the Fund Client and, to the Knowledge of the Company, each other party thereto, if any; and is a valid and legally binding agreement, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of Company, each other party thereto; and (2) each Investment Contract with a Fund Client, except in the case of Subadvisory Fund Clients, and except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, has been adopted in compliance with
          Section 15 of the 1940 Act and, if applicable, Rule 12b-1 thereunder.

                (C) Each current Prospectus (which term, as used in this Agreement, shall include any related statement of additional information), as amended or supplemented, relating to each Fund Client (except Subadvisory Fund Clients), is in substantial compliance with the requirements of the Securities Act and the 1940 Act, applicable state laws and, where applicable, the rules of the NASD. None of such prospectuses, amendments or supplements, as of their respective dates, includes or included an untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                (D) Except in the case of Subadvisory Fund Clients, and except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, none of the Investment Contracts between a Fund Client and the Company or any Subsidiary of the Company contains any undertaking by such entity to cap fees or to reimburse any or all fees thereunder, except as of the date hereof, (i) as may be disclosed in the applicable Fund Client Financial Statements or
          (ii) as has been previously disclosed, and except, as of any other date on or prior to the Effective Time as may be agreed from time to time with the Board of any Fund Client on terms deemed to be in the best interests of such Fund Client and its shareholders.

                (E) Except in the case of Subadvisory Fund Clients, and except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each distribution plan adopted by the Board of a Fund Client under Rule 12b-1 under the 1940 Act ("12B-1 PLAN") (or form of 12b-1 Plan adopted by similar series or classes of shares offered by more than one investment company registered under the 1940 Act) and all payments due since January 1, 1998 under each distribution or principal underwriting agreement to which any Fund Client is a party have been made in compliance with the related 12b-1 Plan; and the operation of each such 12b-1 Plan currently complies with Rule 12b-1.

                (F) Except in the case of Subadvisory Fund Clients, and except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (1) each of the Fund Clients has issued its shares, units or other interests and operated in substantial compliance with its investment objectives and policies and with Applicable Law, including Section 17 of the 1940 Act; and (2) each Board of a Fund Client has been established and operates in conformity with the requirements and restrictions of Sections 10 and 16 of the 1940 Act.

                (G) Each Subsidiary of the Company that acts as an investment adviser or distributor to an investment company registered under the 1940 Act has adopted a formal code of ethics and a written policy regarding insider trading, each of which substantially complies with Applicable Law. The policies of the Company and each such Subsidiary with respect to avoiding conflicts of interest are as set forth in the most recent Forms ADV thereof, as amended; and to the Company's Knowledge, there have been no material violations or allegations of violations of such policies that have occurred or been made that have not been addressed in accordance with these procedures.

                (H) Neither the Company nor any of its Subsidiaries or any officers, directors, or employees of the Company or its Subsidiaries has any express or implied understanding or arrangement that would impose an unfair burden on any of the Fund Clients or would in any way violate Section 15(f) of the 1940 Act as a result of this transaction.

                (I) Neither the Company, any of its Subsidiaries, the Fund Clients or, to the best of the Company's Knowledge, any other person "associated" (as defined under the Advisers Act) with Company, any of its Subsidiaries or any of the Fund Clients, has for a period not less than five (5) years prior to the date hereof been convicted of any crime, or is or has been subject to any disqualification that would be a basis for disqualification as an investment adviser to any investment company pursuant to Section 9(a) of the 1940 Act, and, to Company's Knowledge, there is no basis for, or proceeding or investigation that could become the basis for, any such disqualification.

                (J) Except in the case of Subadvisory Fund Clients, and except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (1) each Fund Client that is a juridical entity has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate partnership, limited liability company, or similar power and authority, and possesses all rights, licenses, authorizations and approvals necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law (except where the failure to do so is not material to its business) and (2) each Fund Client is in substantial compliance with the terms and conditions of its constituent documents.

                (iii)  EXEMPT FUND CLIENTS.

                (A) Except in the case of Subadvisory Fund Clients, and except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (1) each Exempt Fund Client that is a juridical entity has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate partnership, limited liability company, or similar power and authority, and possesses all rights, licenses, authorizations and approvals necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law (except where the failure to do so is not material to its business) and (2) each Exempt Fund Client is in substantial compliance with the terms and conditions of its constituent documents. Except in the case of Subadvisory Fund Clients, and except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (1) all outstanding shares or units of each Exempt Fund Client have been issued and sold in substantial compliance with Applicable Law; and (2) each Exempt Fund Client, since inception of operations, has been operated and is currently operating in substantial compliance with its respective investment objectives and policies and Applicable Law.

                (B) Except in the case of Subadvisory Fund Clients, and except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (1) all outstanding shares or units of each Exempt Fund Client have been issued and sold in substantial compliance with Applicable Law; and (2) each Exempt Fund Client, since inception of operations, has been operated and is currently operating in substantial compliance with its respective investment objectives and policies and Applicable Law.

                (C) None of the Exempt Fund Clients has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the rules or orders of the SEC, the NASD, the NASD, the IRS, or any other governmental agency or self regulatory body having jurisdiction over the Exempt Fund Client or investment adviser.

             (iv) Notwithstanding anything to the contrary herein, any exclusion from any representation or warranty in paragraph (m) or (q) relating to any Subadvisory Fund Client shall apply only to the extent that the Company or any Subsidiary of the Company does not have any contractual or other legal responsibility in the event such representation or warranty fails to be true or correct.

                (r) AFFILIATE TRANSACTIONS. Except as disclosed in Section 4.1(r) of the Company Disclosure Letter or as described in the Company Reports filed prior to the date of this Agreement, (i) there are no obligations or other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) between the Company or any Subsidiary of the Company, on the one hand, and any of its officers or directors or affiliates, on the other, (ii) no such officer, director or affiliate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary of the Company, (iii) the Company neither provides nor causes to be provided any assets, services or facilities to any officer, director or affiliate of the Company or any of its Subsidiaries, and (iv) neither the Company nor any Subsidiary of the Company, on the one hand, beneficially owns, directly or indirectly, any Investment Assets issued by any officer, director or affiliate of the Company (other than any Subsidiary of the Company), on the other. For the purposes of this Section 4.1(r), "INVESTMENT ASSETS" means all debentures, notes and other evidence of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company and issued by any person other than the Company or any of its Subsidiaries. Except as disclosed in the Company Disclosure Letter, there are no understandings, arrangements or agreements relating to the sale or other disposition of any of the Subsidiaries.

        (s) INSURANCE. (i) The Company Disclosure Letter sets forth a correct and complete list of all of the insurance policies, binders or bonds maintained by the Company or under which the Company pays the premiums ("INSURANCE POLICIES"); (ii) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as management reasonably has determined to be prudent in accordance with industry practices; and (iii) to the Company's Knowledge, all Insurance Policies are in full force and effect.

        Section 4.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent hereby represents and warrants to the Company that (it being understood that the words "to the Knowledge of Parent" or "Parent's Knowledge" and any words of similar import shall mean the actual knowledge of the persons whose names are set forth in Section 4.2(a) of the Parent Disclosure Letter):

        (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and (in the case of Purchaser) in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect (as defined below).

        As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, operations, properties, business or results of operations of Parent and its Subsidiaries taken as a whole (other than any change or effect arising out of (A) a decline or deterioration in the economy or the capital markets in general or the markets in which Parent and its Subsidiaries operate, or (B) this Agreement or the transactions contemplated hereby or the announcement thereof ) or an effect which is reasonably likely to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

        (b) PURCHASER. Since the date of its incorporation, Purchaser has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Purchaser was incorporated solely for the purpose of consummating the transactions contemplated hereby. The authorized capital stock of Purchaser consists of 100 shares of common stock, par value $0.01 per share, 10 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

         (c)   CORPORATE AUTHORITY; APPROVAL.

               (i) Each of Parent and Purchaser has all requisite corporate power and authority and, subject, if required under Applicable Law (or under any requirements of the London Stock Exchange), to approval by the holders of a majority of Parent's outstanding ordinary shares, has taken all corporate action necessary in order to execute, de-liver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

               (ii) (A) The Board of Directors of each of Parent and Purchaser has duly adopted the plan of merger set forth herein and approved this Agreement and the other transactions contemplated hereby, and (B) the Board of Directors of Purchaser has declared that the Merger and this Agreement and the other transactions contemplated hereby are advisable and in the best interests of Purchaser and its stockholders and adopted the plan of merger set forth herein.

          (d) FINANCING. Parent has available, and will have available as of the time of acceptance for payment and purchase of the Common Shares pursuant to the Offer, and will timely provide Purchaser with, all funds necessary to pay for all Common Shares that the Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer and to consummate the Merger and the transactions contemplated by this Agreement.

          (e)   GOVERNMENTAL FILINGS; NO VIOLATIONS.

                (i)  Other than the filings and/or notices (A) pursuant to
     Section 2.2, (B) under the HSR Act, the Exchange Act, the Securities Act, the 1940 Act, the Advisers Act, the Bank Control Act, or in connection with the EGM the requirements of the Companies Act of the United Kingdom, (C) required under a foreign antitrust or trade regulation law, (D) to comply with state banking or securities or "blue sky" laws, and (E) required to be made with the NYSE, the NASD, the London Stock Exchange and other applicable self-regulatory organizations, no filings, reports or notices are required to be made by Parent or Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent or Purchaser and the consummation by Parent or Purchaser of the Offer, the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

                (ii) The execution, delivery and performance of this Agreement by Parent and Purchaser do not, and the consummation by Parent and Purchaser of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the charter or bylaws (or comparable governing instruments) of Parent or Purchaser, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries (provided, as to consummation, the filings, reports and notices are made, and approvals are obtained, as referred to in Section 4.2(e)(i)) or any Applicable Law (or under any requirements of the London Stock Exchange) or governmental or non-governmental permit, registration, authorization or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

             (f) PROXY STATEMENT; SCHEDULE 14D-9. None of the information supplied or to be supplied by Parent or Purchaser in writing for inclusion in the Proxy Statement, if any, the Schedule 14D-9 or other filings with the SEC required to effectuate the transactions contemplated by this Agreement will, at the respective times that the Proxy Statement, if any, the Schedule 14D-9 or such other filings are filed with the SEC and are first published or sent or given to holders of Common Shares, and in the case of the Proxy Statement, if any, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (g) BROKERS AND FINDERS. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated in this Agreement except that Parent has employed Credit Suisse First Boston and Chase Securities, Inc. as its financial advisors.

                                    ARTICLE V

                                    COVENANTS

              Section 5.1. COMPANY INTERIM OPERATIONS. The Company covenants and agrees that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement) or as disclosed in Section 5.1 of the Company Disclosure Letter:

              (a) its and its Subsidiaries' business shall be conducted in the ordinary and usual course, consistent with past practice (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or entering into or engaging in new lines of business without Parent's prior written approval), and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, clients, suppliers, distributors, regulators, creditors and employees;

              (b) it and its Subsidiaries shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries;
(ii) amend its charter or bylaws or comparable governing instruments; (iii) split, combine or reclassify its outstanding shares of stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect Subsidiaries and other than regular quarterly cash dividends paid by the Company not in excess of $0.20 per Common

Share; or (v) repurchase, redeem or otherwise acquire, except in connection with cashless exercise of Company Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock;

        (c) neither it nor its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights or agreements of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other material property or assets (other than Common Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans and as contemplated by Section 5.9); or (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) incur any long-term indebtedness (other than replacement debt as it matures and other than borrowing for working capital purposes under the Company's revolving credit agreement not in excess of $5 million); or (iv) make or authorize or commit for any capital expenditures to be paid out of the Company's revenue share other than in amounts less than $2 million in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity to be paid out of the Company's revenue share (other than seed money not in excess of $2 million); PROVIDED, HOWEVER, that no such acquisition shall be of a controlling interest in any other Person;

          (d) it shall not establish, adopt or enter into, Compensation and Benefit Plans except as may be required by law, or contractual obligations in effect as of the date of this Agreement, or as contemplated by this Agreement;

          (e) it shall not terminate or make any new, or accelerate the vesting or payment of any existing, grants or awards under, or amend or otherwise modify, any Compensation and Benefit Plans except in the ordinary course of business to persons other than officers and directors of the Company or its Subsidiaries consistent with past practice or as may be required by law, or contractual obligations in effect as of the date of this Agreement, or as contemplated by this Agreement;

          (f) it shall not increase the salary, wage, bonus or other compensation of any employees other than normal base wage and base salary increases (but not as to officers and directors of the Company) in the ordinary and usual course of business or increases in connection with promotions in the normal course of business;

          (g) neither it nor any of its Subsidiaries shall (i) settle or compromise any material claims or litigation; (ii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary and usual course of business; (iii) except in the ordinary and usual course of business, modify, amend or terminate any of its Material Contracts or waive, release or assign any non-competes in favor of the Company or any of its Subsidiaries, or other material rights or claims; or (iv) make or change a Tax or accounting principle, practice or method unless required by U.S. GAAP or other Appli-cable Law, make or revoke any Tax election unless required by Applicable Law, or resolve any Tax audit or other similar proceeding;

          (h) neither it nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

          (i) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or affiliate to (i) sell any products or services of or to any other person, (ii) engage in any line of business, or (iii) compete with any person;

          (j) neither it nor any of its Subsidiaries shall take any action that would cause any representation or warranty of the Company herein to become untrue in any material respect;

          (k) it shall not enter into any new agreements, or modify or amend any existing agreements, with any of its Subsidiaries, including re-equitization or marketing support agreements or other contracts of the Company to finance or otherwise support the operations of its Subsidiaries or compensate employees of its Subsidiaries, except as may not in the aggregate contemplate obligations of the Company (including in respect of waiving any revenue-sharing) in excess of $3.3 million per year;

          (l) neither it nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

          Section 5.2.  PARENT INTERIM OPERATIONS.

          (a) Parent covenants and agrees as to itself and each of its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing) neither it nor any of its Subsidiaries shall take any action that would cause any representation or warranty of Parent herein to become untrue in any material respect, and neither it nor any of its Subsidiaries shall authorize or enter into an agreement that would reasonably be expected to have such an effect.

          (b) If required under Applicable Law (or under any requirements of the London Stock Exchange), Parent shall duly call and give notice of within 30 calendar days of the date hereof and, as promptly as reasonably practicable thereafter, convene and hold an extraordinary general meeting of its shareholders (the "EGM") for the purpose of seeking prompt shareholder approval of this Agreement and the transactions contemplated hereby. Subject to its fiduciary duties under Applicable Law, the Board of Directors of Parent shall recommend that Parent's shareholders approve this Agreement and the transactions contemplated hereby, and shall not withdraw or adversely modify its recommendation in any material respect.

          Section 5.3.   ACQUISITION PROPOSALS.

          (a) The Company will not, and will not permit or cause any of its Subsidiaries or any of its or its Subsidiaries' officers and directors to, and shall direct its and its Subsidiaries' employees, agents and representatives (including any advisor, investment banker, attorney or ac-countant retained by it or any of its Subsidiaries) ("REPRESENTATIVES") not to, directly or indirectly, initiate, solicit, encourage (including by way of furnishing non-public information or assistance) or take any other action to facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that prior to the acceptance for payment of the Shares pursuant to the Offer, the Company may, and may authorize and permit its employees, agents and Representatives to, furnish or cause to be furnished confidential information and may participate in such negotiations and discussions or take any other action otherwise prohibited by this Section 5.3(a) with any Person (unless such other action is subject to the restrictions of Section 5.3(b), in which case such other action shall only be permitted in accordance with such restrictions) that, after the date hereof, makes an unsolicited written Acquisition Proposal if and only to the extent that
(A) the Company Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties under Applicable Law, (B) prior to taking such action, the Company (x) provides notice to Parent to the effect that it intends to take such action and (y) receives from such Person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement (as defined below), and (C) the Company promptly advises Parent of the identity of such Person and the terms and conditions of any such Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by the Company or on the Company's behalf. Neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Notwithstanding the foregoing, nothing contained herein shall prevent the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

            "ACQUISITION PROPOSAL" means any bona fide inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction involving the Company or any one or more of its Subsidiaries having, individually or in the aggregate, assets under management in excess of $10 billion; (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of the stock or assets of the Company or one or more Subsidiaries of the Company having, individually or in the aggregate, assets under management in excess of $10 billion; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of the outstanding Common Shares or the filing of a registration statement under the Securities Act of 1933 in connection with any such proposed exchange offer; (iv) any acquisition of 20% or more of the outstanding Common Shares; or (v) any public an-nouncement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b) Except as expressly permitted by this Section 5.3(b), the Company Board shall not approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal. The Company may, however, terminate this Agreement pursuant to Section 7.2(a)(vi) if (i) the Company Board has received a Superior Acquisition Proposal, (ii) in light of such Superior Acquisition Proposal the Company Board has determined in good faith (after having consulted with outside legal counsel) that it is necessary for the Company Board to terminate this Agreement in order to comply with its fiduciary obligations under Applicable Law, (iii) the Company has notified Parent in writing of the terms of the Superior Acquisition Proposal and the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause
(iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Acquisition Proposal (as the same may have been modified or amended, but provided that Parent shall have received the requisite notice of any such modification or amendment) remains a Superior Acquisition Proposal and the Company Board has again made the determinations referred to in clause (ii) above (although no additional time period shall be required following such determinations, unless Parent shall have, following notice of the determinations referred to in clause (ii) above, proposed to increase the Offer Price, or otherwise offered to amend the terms of the transaction contemplated hereby to make them more favorable to the Company and its stockholders, in which case the Company shall again notify Parent in writing of the determinations described in clause (ii) above (but provided that the period specified in this clause (iv) shall be two business days in the event of any subsequent notice with respect to a Superior Acquisition Proposal)), (v) the Company is in compliance with Section 5.3(a) and 5.3(b), (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Acquisition Proposal, and (vii) the Company concurrently shall have paid the Termination Fee required by Section 7.3(c), in the manner contemplated thereby. "SUPERIOR ACQUISITION PROPOSAL" means any bona fide unsolicited written Acquisition Proposal to acquire all or substantially all of the Common Shares or assets of the Company which the Company Board determines in its good faith judgment (after consultation with the Company's independent financial advisor) to be (x) on terms superior in value from a financial point of view to the holders of Common Shares than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated by this Agreement) and (y) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

          Section 5.4. INFORMATION SUPPLIED. The Company and Parent each agree, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, the Schedule TO, the Schedule 14D-9, Parent's shareholder circular (if required under Applicable Law) in connection with the EGM and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of any meeting of stockholders of the Company to be held in connection with the Merger, in either such case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 5.5.  FILINGS; OTHER ACTIONS; NOTIFICATION.

          (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable best efforts to, and propose to the Fund Clients that they, take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and Applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports, applications and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, and including (i) contesting any legal proceeding challenging the Merger; and (ii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to Applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other with respect to all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action. Parent shall take all such action as may be necessary so that holders of the Warrants shall be lawfully and adequately provided for in accordance with the provisions of any agreement or instrument relating to the Warrants.

          (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change
(i) that, individually or in the aggregate, is or is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively, or would constitute a breach of warranty under this Agreement.

          Section 5.6. ACCESS. Upon reasonable notice, and except as may otherwise be required by Applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers, directors or Representatives access, during normal business hours throughout the period prior to the Effective Time, to the Company's and its Subsidiaries' personnel, properties, books, contracts and records (including any Tax Returns and work papers of independent auditors) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning the Company's and its Subsidiaries' business, properties, personnel, Fund Clients and Exempt Fund Clients and to such other information as may reasonably be requested. During such period, it shall furnish promptly to Parent and, at the request of Parent, to any of its Representatives (i) a copy of each report, schedule and other document filed by it, its Subsidiaries or any such Fund Client or Exempt Fund Client pursuant to the requirements of federal or state securities laws, and (ii) all other financial and operating data and other information concerning the business, properties, assets and personnel of it, its Subsidiaries or any Fund Client or Exempt Fund Client as any of its Representatives may reasonably request. No investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by either of the Company's officers. All such information shall be governed by the terms of the Confidentiality Agreement (as defined in Section 8.7).

          Section 5.7. STOCK EXCHANGE DE-LISTING. The Surviving Corporation shall use its best efforts to cause the Common Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

          Section 5.8. PUBLICITY. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any applicable securities exchange) with respect thereto, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.

          Section 5.9.   BENEFITS.

          (a) OPTIONS. Prior to the consummation of the Offer, the Company Board (or, if appropriate, any committee thereof) shall use its reasonable best efforts (including by adopting appropriate resolutions and seeking all consents from optionees) so that immediately prior to the Effective Time, except as may be otherwise agreed by Parent and the holder of any Company Options, all Company Options (whether vested or unvested) that are then outstanding shall be cancelled in exchange for a payment by the Company to the holder thereof in cash, as soon as practicable following the Effective Time, equal to the product of (i) the total number of Common Shares subject to such Company Option and (ii) the excess, if any, of the Offer Price over the exercise price per Common Share subject to such Company Option (the "CASH PAYMENTS") (less any applicable withholding Taxes). The Company Board shall use its reasonable best efforts to terminate the Option Plan, the Stand-Alone Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary in each case effective prior to the Effective Time. The Company and Parent agree that the Cash Payments are the sole payments that will be made with respect to or in relation to the Company Options.

          (b)  EMPLOYEE BENEFITS.

            (i) Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the individuals who are, as of the Effective Time, employees of the Company and its Subsidiaries (the "COMPANY Employees") will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of Common Shares) that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such Company Employees.

           (ii) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Compensation and Benefit Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its affiliates for the benefit of Company Employees (such plans, collectively, the "NEW PLANS") to the extent coverage under such New Plan replaces coverage under a comparable Compensation and Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

           (iii) Parent shall, and shall cause the Surviving Corporation to, honor the Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time; PROVIDED, that nothing herein shall prevent Parent from amending or terminating any Compensation and Benefit Plan in accordance with their terms and subject to Applicable Law; and PROVIDED, FURTHER, that the Compensation and Benefit Plans listed in Section 4.1(i) of the Company Disclosure Letter shall not be amended or terminated in any manner adverse to the Company Employees before the first anniversary of the Effective Time.

            (iv) Prior to the consummation of the Offer, the Company Board (or, if appropriate, any committee thereof) shall cause all account balances of participants in the United Asset Management Corporation Profit Sharing and 401(k) Plan (as amended) to be fully vested immediately prior to the Effective Time.

           Section 5.10. EXPENSES. Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article III. Except as otherwise provided in Section 7.3(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for and the printing and mailing of the Schedule TO and the Proxy Statement shall be shared equally by Parent and the Company.

          Section 5.11. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a) From and after the Effective Time, Parent agrees that it will, and will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "INDEMNIFIED PARTIES") against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its charter or bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law).

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party to the extent such failure does not prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Parent, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless, under applicable standards of professional conduct, the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without Parent's prior written consent, which Parent will not unreasonably withhold; and PROVIDED, FURTHER, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by Applicable Law.

          (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage ("D&O INSURANCE") for a period of at least six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); PROVIDED, HOWEVER, if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use all reasonable efforts to obtain D&O Insurance for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium.

          (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          Section 5.12. TAKEOVER STATUTE. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          Section 5.13. COMPLIANCE WITH 1940 ACT SECTION 15; CLIENT CONSENTS.

          (a) Prior to the Effective Time, the Company shall use its reasonable best efforts to ensure compliance with Section 15(f) of the 1940 Act, so that the transactions contemplated by this Agreement will be in compliance at the Effective Time with Section 15(f) of the 1940 Act, including, to assure that at the time of the Effective Time at least 75% of the Board of Directors or Trustees of each Fund Client are not "interested persons" (as such term is defined in the 1940 Act) of the Surviving Corporation or the Company.

          (b) Parent will use its reasonable best efforts to assure compliance with the conditions of Section 15(f) of the 1940 Act as it applies to the transactions contemplated by the Agreement. From and after the Effective Time, Parent shall conduct the business of the Surviving Corporation so as to assure that, insofar as within the control of Parent:

              (i) for a period of three years after the Effective Time, at least 75% of the members of the Board of Directors or Trustees of each Fund Client which continues its existing or a replacement Investment Contract with an Advisory Entity that constitutes an investment advisory agreement are not (A) "interested persons" of the Surviving Corporation, or (B) "interested persons" of the Company; and

              (ii) there is not imposed on any Fund Client an "unfair burden" (within the meaning of Section 15(f) of the 1940 Act) as a result of the transactions contemplated by this Agreement, or any express or implied terms, conditions or understandings applicable thereto.

          (c) Each of Parent and the Company shall use its reasonable best efforts to obtain, in accordance with the 1940 Act, (i) in the case of each Fund Client other than Fund Clients for whom an Advisory Entity provides subadvisory services, the due consideration and due approval by the board of directors of such Fund Client, or (ii) in the case of each Fund Client for whom an Advisory Entity provides subadvisory services, approval of the Fund Client's advisor and the approval of the board of directors of such Fund Client to the extent required by Applicable Law ("FUND APPROVAL") of a new advisory agreement to be in effect with the applicable Advisory Entity immediately following acceptance for payment of Common Shares in the Offer on the same terms as its Investment Contract in effect on the date hereof (or as of the date of commencement of operations of such Fund Client, if after the date hereof). To the extent that due consideration and approval of any such new Investment Contract by such Fund Client's securityholders is required under the 1940 Act, the Company shall use its reasonable best efforts to cause such Fund Client to obtain such approval.

        (d) As soon as reasonably practicable following the date hereof, the Company shall cause the Advisory Entities to send notices (each, a "NOTICE"),
(A) informing their Clients of the transactions contemplated by this Agreement,
(B) requesting the consent or approval of the assignment or deemed assignment if client consent to such assignment or deemed assignment is required by Applicable Law or is required under the respective Investment Contract for such assignment or deemed assignment resulting from the transactions contemplated hereby, (C) affirming the Advisory Entity's intention to continue the advisory services pursuant to the existing Investment Contract following the Effective Time if such Client does not terminate such Investment Contract prior to the Effective Time, and (D) stating that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for at least 45 days after such Notice without termination, provided that such Client shall not have affirmatively stated to the Company or such Advisory Entity that it does not consent or terminated its respective Investment Contract prior to the acceptance for payment and purchase of the Common Shares pursuant to the Offer. Before any Notice is sent hereunder, the form of such Notice shall be provided to Parent for review and approval, which approval shall not be unreasonably withheld or delayed. Parent agrees that consent for any Investment Contract to the assignment or deemed assignment resulting from the transactions contemplated hereby ("CLIENT CONSENT") shall be deemed given for all purposes hereunder (i) if no consent is required under Applicable Law or the respective Investment Contract, or (ii) if such consent is required under Applicable Law (but not under the respective Investment Contract), if the written consent or approval requested in any Notice is received, or, if the written consent or approval requested in any Notice is not received within forty-five (45) days of mailing Notice to a Client (provided that in the event a Client shall, prior to the Last Month-End, have affirmatively stated in writing to the Company or such Affiliate of the Company with which such Client has an advisory relationship that it does not so consent or shall have terminated its respective Investment Contract, Client Consent shall not be deemed given by such Client) (the "NEGATIVE CONSENT PROCEDURE"). Parent shall use its reasonable best efforts to cooperate with and assist the Company in obtaining Client Consents pursuant to this Section 5.13(d).

          (e) Notwithstanding anything to the contrary contained herein, the covenants of the parties contained in this Section 5.13 are intended only for the benefit of the parties and for no other Person.

          Section 5.14. QUALIFICATION OF THE FUND CLIENTS; FUND CLIENT BOARDS. Subject to applicable fiduciary duties to the Fund Clients, the Company will use and cause each of its Subsidiaries to use its reasonable best efforts to ensure that the Fund Clients take no action (i) that would prevent any Fund Client from qualifying as a "regulated investment company", within the meaning of Section 851 of the Code, (ii) that would be inconsistent with any Fund Client's prospectus and other offering, advertising and marketing materials, or (iii) with respect to the Exempt Fund Clients that are currently taxed as partnerships, take no action that would cause such an Exempt Fund Client to be subject to taxation on a net income basis under the Code.

          Section 5.15. EXEMPTION FROM LIABILITY UNDER SECTION 16(B). Parent and the Company shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be reasonably requested by the Company.

          Section 5.16. TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the transactions contemplated hereby shall be paid by either Purchaser or the Surviving Corporation, and the Company shall cooperate with Purchaser and Parent in preparing, executing and filing any Tax Returns with respect to, or qualifying for any exemptions from, such Transfer Taxes.

          Section 5.17. INTERIM DIRECTORS. Promptly upon the acceptance for payment of, and payment by Purchaser for, Common Shares pursuant to the Offer, Purchaser shall be entitled to designate, for election by the Company Board, such number of directors on the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act and the DGCL, majority representation on the Company Board; PROVIDED, HOWEVER, that in the event that Purchaser's designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are directors on the date of this Agreement (the "CONTINUING DIRECTORS"); PROVIDED, HOWEVER, that, in such event, if the number of Continuing Directors shall be reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Continuing Directors for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, shareholders or affiliates of Parent or Purchaser, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. Subject to Applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Purchaser's designees). In connection with the foregoing, the Company shall promptly, at the option of Purchaser, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Company Board as provided above.

            Section 5.18. AGGREGATE CLIENT REVENUE AS OF MAY 31, 2000. On or prior to the date that is ten business days following the date hereof, the Company shall provide to Parent a schedule setting forth Aggregate Client Revenue as of May 31, 2000. No later than 30 business days before acceptance for payment of Common Shares in the Offer, Parent may notify the Company of any disagreement it may have with the information set forth in such schedule and the reasons for such disagreement. Parent and the Company will work in good faith to resolve any such disagreement and mutually agree on the amount of Aggregate Client Revenue as of May 31, 2000 within the following period of ten business days. If Parent and the Company are unable to so agree, the dispute shall be submitted to a big five accounting firm, without a substantial relationship with either Parent or the Company, to be mutually agreed by Parent and the Company, and, within 15 business days such firm shall determine Aggregate Client Revenue as of May 31, 2000, which amount as so determined shall be binding on the parties for all purposes hereunder.

                                     ARTICLE VI

                                     CONDITIONS

          Section 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted and the Merger shall have been duly approved by the holders of Common Shares constituting the Company Requisite Vote.

          (b) ANTITRUST. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) INJUNCTION OR RESTRAINT. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER").

          (d) OFFER. Purchaser shall have purchased Common Shares pursuant to the Offer.

          Section 6.2. FRUSTRATION OF CLOSING CONDITIONS. Neither Parent, Purchaser nor the Company may rely on the failure of any Tender Offer Condition nor any condition set forth in Section 6.1 to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the transactions contemplated hereby, as required by and subject to Section 2.10(a).

                                  ARTICLE VII

                                  TERMINATION

           Section 7.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 6.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

           Section 7.2.    TERMINATION BY EITHER PARENT OR THE COMPANY.
(a) This Agreement may be terminated and the Merger may be abandoned:

            (i) by action of the Board of Directors of either Parent or the Company if Common Shares have not been accepted for payment pursuant to the Offer on or prior to March 4, 2001 (the "TERMINATION DATE"),

            (ii) by action of the Board of Directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable,

           (iii) by action of the Board of Directors of Parent if the Company Board shall have withdrawn, changed or modified (including by amendment of its Schedule 14D-9), in any such case in a manner adverse to Purchaser or Parent, its approval or recommendation contemplated by Section 1.3(a); PROVIDED, HOWEVER, that any public statement by the Company that (A) it has received an Acquisition Proposal or otherwise taken any action permitted by
     Section 5.3(a) or (B) otherwise describes the operation of the provisions of this Agreement relating to an Acquisition Proposal, termination, the Company Board's approval or recommendation of this Agreement or the transactions contemplated hereby, shall not, in and of themselves, be deemed to be a public proposal to withdraw, change or modify the Company Board's approval or recommendation for the purposes of this clause (iii),

            (iv) by action of the Board of Directors of Parent, if, due to an occurrence or circumstance that would result in a failure to satisfy any of the Tender Offer Conditions, Purchaser shall have (A) failed to commence the Offer within the time period prescribed in Section 1.1(a), (B) terminated the Offer without having accepted any Common Shares for payment thereunder, or (C) failed to pay for Common Shares pursuant to the Offer by the Termination Date, unless, in each case, such failure to satisfy any of the Tender Offer Conditions shall have been caused by or resulted from a material breach of any of Parent's or Purchaser's representations, warranties or covenants contained in this Agreement,

             (v) by action of the Company Board, (A) if, due to an occurrence or circumstance that would result in a failure to satisfy any of the Tender Offer Conditions, Pur-chaser shall have (x) failed to commence the Offer within the time period prescribed in Section 1.1(a), (y) terminated the Offer without having accepted any Common Shares for payment thereunder, or (z) failed to pay for Common Shares pursuant to the Offer by the Termination Date, unless, in each case, such failure to satisfy any of the Tender Offer conditions shall have been caused by or resulted from a material breach of any of the Company's representations, warranties or covenants contained in this Agreement or (B) in the event of either (x) a breach by Parent or Purchaser of any representation or warranty contained herein ((determined without giving effect to any qualifications as to "Parent Material Adverse Effect," "material" or similar qualifications), and excluding those where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Parent Material Adverse Effect," "material" or similar qualifications) would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect), which breach cannot be or has not been cured within 20 days after the giving of written notice to Parent of such breach; or (y) a material breach by Parent or Purchaser of any of its covenants or agreements contained herein, which breach cannot be or has not been cured within 20 days after the giving of written notice to Parent, or

             (vi) by action of the Company Board, in accordance with all the requirements of Section 5.3(b);

      PROVIDED, that the right to terminate this Agreement pursuant to clause
      (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Offer to be consummated prior to the Termination Date, and PROVIDED, FURTHER, that this Agreement may not in any event be terminated except pursuant to clause (ii) above, at any time after Purchaser shall have accepted Common Shares for payment pursuant to the Offer.

          (b) This Agreement may also be terminated and the Merger may be abandoned, by action of the Board of Directors of Parent taken and specific notice of which is given to the Company on or prior to June 30, 2000, if the Special Representations (as defined below) shall not be true and correct (without giving effect to any qualifications as to "Special Company Material Adverse Effect," "material" or similar qualifications) at any time on and after the date hereof and prior to June 30, 2000 as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of an earlier or different date, and except for changes contemplated or permitted by the terms hereof) except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Special Company Material Adverse Effect," "material" or similar qualifications) would not, in the aggregate, have a Special Company Material Adverse Effect, and provided that such breach cannot be or has not been cured within 20 days after the giving of written notice to the Company of such breach or of an attempted termination pursuant to this Section 7.2(b) (and no such attempted termination shall be effective unless such cure period shall have expired without the cure of the alleged basis for such termination).

            For the purposes of this Section 7.2(b), the Company hereby represents and warrants to Parent that, except as set forth in the Company Disclosure Letter, the representations and warranties set forth in Section 4.1(a), (b) (as to the final three sentences only), (d)(ii), (e)(ii), (f), (h), (i), (j), (k), (m), (n), (p), (q) or (s)(ii)
or (iii), are true and correct, MUTATIS MUTANDIS and subject to the other rules of interpretation set forth in this Section 7.2(b), as if each reference therein to "the Company" or "the Company and its Subsidiaries" or any similar reference were instead to "the Special Subsidiaries" (as defined below). For the purposes of this Section 7.2(b), such representations and warranties shall be called the "SPECIAL REPRESENTATIONS."

            For the purposes of the Special Representations (x) all references to Company Material Adverse Effect in the Company Representations shall be considered to be references to Special Company Material Adverse Effect and (y) all requirements that any matter be listed, set forth or enumerated on the Company Disclosure Letter shall be disregarded, and no failure to provide any otherwise required disclosure shall constitute a breach or violation of the Special Representations (but all limitations and qualifications set forth in the Company Disclosure Letter shall be given full effect).

            For the purposes hereof, the following terms shall have the following meanings:

            "SPECIAL COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, operations, properties, business or results of operations of the Special Subsidiaries taken as a whole (other than any change or effect arising out of (A) a decline or deterioration in the economy or the capital markets in general or the markets in which the Special Subsidiaries operate, or (B) this Agreement or the transactions contemplated hereby or the announcement thereof).

            "SPECIAL SUBSIDIARIES" means those Subsidiaries identified as such in Section 7.2(b) of the Company Disclosure Letter, and "LIMITED SPECIAL SUBSIDIARIES" means those Subsidiaries identified as such in Section 7.2(b) of the Company Disclosure Letter.

            If this Agreement is not terminated and the Merger not abandoned in accordance with this Section 7.2(b), the Special Representations shall cease to be of any further force or effect, and shall be of no relevance for any purpose hereunder.

           Section 7.3.  EFFECT OF TERMINATION AND ABANDONMENT.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in Section 8.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

          (b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a)(i) or by Parent pursuant to Section 7.2(a)(iii) or (iv), and, prior to the date of such termination, any Person (other than Parent or any Affiliate of Parent) has made to the Company an Acquisition Proposal or shall have publicly announced an intention (whether or not conditional) to make a proposal or offer relating to an Acquisition Proposal, then the Company shall pay to Parent, no later than two business days after the earlier to occur of (i) the date of entrance by the Company into a definitive agreement to consummate a transaction that con-stitutes that or any other Acquisition Proposal or (ii) the date any Person (other than Parent or any Affiliate of Parent) purchases 50% or more of the assets or voting securities of the Company and its Subsidiaries (provided that any definitive agreement contemplated by clauses (i) and (ii) of this sentence is entered into by the Company, or if there is no such agreement with respect to a purchase contemplated by clause (ii), any tender, exchange or other offer or arrangement for the Company's voting securities is first publicly disclosed, within 18 months of such termination of this Agreement), an amount equal to $43 million (the "TERMINATION FEE").

          (c)  This Agreement shall not be terminated by the Company pursuant to
Section 7.2(a)(vi) unless the Company shall concurrently pay to Parent an amount equal to the Termination Fee by wire transfer of immediately available funds.

          Section 7.4. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1 or 7.2, an amendment of this Agreement pursuant to Section 8.2 or an extension or waiver pursuant to Section 8.3, or any action with similar import or effect shall, in order to be effective, require in the case of the Company, in the event that Purchaser's designees are appointed or elected to the Company Board as provided in Section 5.17, after the acceptance for payment of Common Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of the majority of the Continuing Directors. In the event that Purchaser's designees are appointed or elected to the Company Board as provided in Section 5.17, after the acceptance for payment of Common Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of the majority of the Continuing Directors shall be required by the Company to (i) amend or terminate this Agreement, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, or (iii) extend the time for performance of Parent's or Purchaser's respective obligations under this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1. SURVIVAL. This Article VIII and the agreements of the Company and Parent contained in Sections 5.7 (Stock Exchange De-listing) and
5.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article VIII, the agreements of the Company and Parent contained in Section 5.10 (Expenses), Section 7.3 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

          Section 8.2. MODIFICATION OR AMENDMENT. Subject to Section 7.4 and the provisions of Applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          Section 8.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law.

          Section 8.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          Section 8.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
8.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

          Section 8.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                  if to Parent:

                  Old Mutual plc
                  Lansdowne House

                  57 Berkeley Square, 3rd Floor
                  London

                  W1X 5DH

                  United Kingdom
                  Facsimile: 011-44-207-569-0209
                  Attention:  Martin C. Murray

                  with a copy to:

                  Ellen J. Odoner, Esq.
                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Facsimile:  (212) 310-8007

                  if to the Company:

                  United Asset Management Corporation
                  One International Place
                  Boston, Massachusetts  02110
                  Facsimile: (617) 330-1133
                  Attention: Joseph R. Ramrath, Esq.

                  with a copy to:

                  Adam O. Emmerich, Esq.
                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Facsimile:  (212) 403-2000

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          Section 8.7. ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated March 15, 2000, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

          Section 8.8.  NO THIRD PARTY BENEFICIARIES. Except as provided in
Section 5.11 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 8.9. OBLIGATIONS OF PARENT AND OF THE COMPANY. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

          Section 8.10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          Section 8.11. INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 8.12. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise, PROVIDED, that Purchaser may assign this Agreement to any wholly owned, direct or indirect subsidiary of Parent which agrees in writing to be bound by all of the terms and conditions hereof and to assume all of Purchaser's obligations hereunder, provided, FURTHER, that no such permitted assignment shall relieve the assigning party of its obligations hereunder, and PROVIDED, FURTHER, that no assignment shall be permissible if it would adversely affect or cause any delay in the consummation of the transactions contemplated hereby.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                              UNITED ASSET MANAGEMENT CORP.



                               By:   /s/ James F. Orr III
                                   -----------------------------------------
                                   Name: James F. Orr III
                                   Title:  President and Chief Executive Officer

                               OLD MUTUAL PLC


                               By:    /s/ John Kent
                                   -----------------------------------------
                                   Name:  John Kent
                                   Title: Head of Corporate Development and
                                           Planning

                                    OM ACQUISITION CORP.


                                By:   /s/  John Kent
                                   -----------------------------------------
                                    Name:  John Kent
                                    Title: Head of Corporate Development and
                                            Planning

                                     ANNEX I

                             CONDITIONS TO THE OFFER

            THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") TO WHICH THIS ANNEX I IS ATTACHED.

            Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC) pay for, and may delay the acceptance for payment of, any Common Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Common Shares as would constitute, together with any Common Shares theretofore beneficially owned by Parent, a majority of the outstanding Common Shares (determined on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into voting securities) (the "MINIMUM TENDER CONDITION"), and (ii) the waiting period applicable to the acceptance for payment and purchase of Common Shares in the Offer under the HSR Act shall have expired or been terminated, and all reports or other filings and consents, registrations, approvals, permits or authorizations in each case that has been specifically identified in the Parent Disclosure Letter as a condition to Purchaser's obligation to accept for payment and purchase Common Shares in the Offer (such specifically identified required notices, reports or other filings and consents, registrations, approvals, permits and authorizations, collectively, "GOVERNMENTAL CONSENTS"), shall have been made or obtained (as the case may be), or if, at any time on or after the date of the Merger Agreement and prior to Purchaser's acceptance for payment of Common Shares, any of the following conditions exists or shall have occurred and remain in effect:

          (a) there shall be pending or overtly threatened any action by any Governmental Entity, or any Applicable Law enacted, entered, enforced or deemed applicable to the Offer, (i) that would reasonably be expected to or which does prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's or any of its Subsidiaries' businesses or assets, or to compel Parent or Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or Purchaser and their respective Subsidiaries, in each case taken as a whole, (ii) that would reasonably be expected to or which does make the acceptance for payment of, or the payment for, some or all of the Common Shares illegal or otherwise prohibiting, restricting or significantly delaying acceptance for payment of Common Shares in the Offer or consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or that would reasonably be expected to obtain from the Company or Purchaser any damages that are material in relation to the Company and its Subsidiaries as taken as a whole, (iii) that would reasonably be expected to or which does impose material limitations on the ability of Purchaser, or render Purchaser unable, to acquire or hold or to exercise effectively all material rights of ownership of the Common Shares, including, the right to vote any Common Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, its Subsidiaries or Purchaser or any of their respective affiliates, (iv) that would reasonably be expected to or which does impose circumstances under which the purchase or payment for some or all of the Common Shares pursuant to the Offer and Merger would reasonably be expected to have a Parent Material Adverse Effect, or (v) which otherwise would reasonably be expected to have a Company Material Adverse Effect; or

          (b) as of the Last Month-End, there shall not have been (i) Fund Approval obtained with respect to Fund Clients and (ii) Client Consent obtained, in the manner contemplated by Section 5.13(d) of the Merger Agreement, of Clients other than Fund Clients ("NON-FUND CLIENTS"), the aggregate Fund Client Revenue and Non-Fund Client Revenue of which accounts, as of such date, together represent 75% (the "REQUIRED CONSENT PERCENTAGE") or more of the sum of aggregate Fund Client Revenue and Non-Fund Client Revenue (such sum, as of any given date, the "AGGREGATE CLIENT REVENUE") as of May 31, 2000. As used herein, the "FUND CLIENT REVENUE" shall mean, as of any given date, the aggregate annualized investment advisory and subadvisory fees for all Fund Client accounts managed by the Company and its Subsidiaries, determined by multiplying the Adjusted Assets Under Management for each such account on such date, by the applicable annual fee rate for such account at such date (excluding any performance-based fees and net of any fee waivers, expense reimbursements or assumptions and unreimbursed payments by the Company or such Subsidiaries to brokers, dealers or other Persons with respect to the distribution of shares of the Fund Clients or services provided to Fund Client shareholders pursuant to any distribution or shareholder services agreements). As used herein, "NON-FUND CLIENT REVENUE" shall mean, as of any given date, the aggregate annualized investment advisory and subadvisory fees for all Non-Fund Client accounts managed by the Company and its Subsidiaries, determined by multiplying the Adjusted Assets Under Management for each such account by the applicable annual fee rate for such account at such date (excluding any performance-based fees and net of any referral or servicing fees payable by the Company or such Subsidiaries). As used herein, the "ADJUSTED ASSETS UNDER MANAGEMENT" shall mean, for any account at a particular date, the amount of assets under management by the Company or any of its Subsidiaries in that account at May 31, 2000, as adjusted for net cash flows (additions, withdrawals and reinvestments), new accounts and terminated accounts from and after May 31, 2000; or

          (c) as of the Last Month-End, there shall not have been (i) Fund Approval obtained with respect to Fund Clients of the Limited Special Subsidiaries and (ii) Client Consent obtained, in the manner contemplated by Section 5.13(d) of the Merger Agreement, of Non-Fund Clients of the Limited Special Subsidiaries, the aggregate Fund Client Revenue and Non-Fund Client Revenue of which accounts, as of such date, together represent 80% or more of the sum of aggregate Fund Client Revenue and Non-Fund Cli-ent Revenue as of May 31, 2000 of the Limited Special Subsidiaries; or

          (d) as of the Last Month-End, there shall not have been Fund Approval obtained with respect to Fund Clients of Pilgrim, Baxter & Associates, the aggregate Fund Client Revenue of which accounts, as of such date, together represent 90% or more of the sum of aggregate Fund Client Revenue as of May 31, 2000 of Pilgrim, Baxter & Associates; or

          (e) there shall have occurred any changes, events, effects or developments that, individually or in the aggregate, constituted, or that would reasonably be expected to constitute a Company Material Adverse Effect; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms; or

          (g) (i) the Company Board shall have withdrawn, changed or modified (including by amendment of its Schedule 14D-9), in any such case in a manner adverse to Purchaser or Parent, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal, or shall have adopted any resolution to effect any of the foregoing, or (ii) the Company Board shall have recommended any proposal other than the Merger Agreement in respect of an Acquisition Proposal; PROVIDED, HOWEVER, that any public statement by the Company that (A) it has received an Acquisition Proposal or otherwise taken any action permitted by Section 5.3(a) of the Merger Agreement or (B) otherwise describes the operation of the provisions of the Merger Agreement relating to an Acquisition Proposal, termination or the Company Board's approval or recommendation of the Merger Agreement or the transactions contemplated thereby, shall not, in and of themselves, be deemed to be a public proposal to withdraw, change or modify the Company Board's approval or recommendation for the purposes of this clause (g); or

          (h) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect," "material" or similar qualifications) on and as of the Expiration Date as though made on and as of the Expiration Date (except to the extent any such representation or warranty expressly speaks as of an earlier or different date, and except for changes contemplated or permitted by the terms hereof) except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect," "material" or similar qualifications) would not, in the aggregate, have a Company Material Adverse Effect; or

          (i) the Company shall not have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date; or

          (j) provided such approval is required by Applicable Law (or by any requirements of the London Stock Exchange), the Merger Agreement and the transactions contemplated hereby shall not have been approved by the holders of a majority of Parent's outstanding ordinary shares at the EGM; or

          (k) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the London Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index) related to market conditions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom by any Governmental Entity, (iii) any material mandatory limitation by any Governmental Entity on the extension of credit by banks or other lending institutions in the United Kingdom, or (iv) a commencement of a war directly or indirectly involving the United States or the United Kingdom.

            The parties acknowledge that the Tender Offer Conditions set forth above in this Annex I are for the sole benefit of Parent and Purchaser, that Parent or Purchaser may assert the failure of any of the Tender Offer Conditions regardless of the circumstances (other than any circumstance arising solely by any action or inaction by Parent or Purchaser) giving rise to any such failure, that the Company shall not assert the failure of, or waive, any such condition without the prior written consent of Parent and Purchaser, and that if Parent or Purchaser elects to waive any such condition to the Offer (which Parent or Purchaser may do in whole or in part at any time and from time to time), the Company shall cooperate and comply with such election. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

            Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Common Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.